Exhibit 10(o)

Kirk Oliver
Consulting Arrangement

Kirk Oliver left TXU Corp. on March 24, 2006. Mr. Oliver has agreed to a two-year consulting arrangement with TXU Corp. at a monthly fee of $8,500 to assist TXU Corp. with the closure of certain business matters.